EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F-3 No. 333-144418) of Fresh Del Monte Produce Inc. and in the related Prospectus,

(2)	Registration Statement (Form S-8 No. 333-7870) pertaining to the Fresh Del Monte Produce Inc. 1997 Share Incentive Plan,

(3)	Registration Statement (Form S-8 No. 333-10400) pertaining to the Fresh Del Monte Produce Inc. 1999 Share Incentive Plan, as amended,

(4)	Registration Statement (Form S-8 No. 333-87606) pertaining to the Fresh Del Monte Produce Inc. 1999 Share Incentive Plan, as amended,

(5)	Registration Statement (Form S-8 No. 333-124402) pertaining to the Fresh Del Monte Produce Inc. 1999 Share Incentive Plan, as amended,

(6)	Registration Statement (Form S-8 No. 333-154921) pertaining to the Fresh Del Monte Produce Inc. 1999 Share Incentive Plan, as amended,

(7)	Registration Statement (Form S-8 No. 333-166984) pertaining to the Fresh Del Monte Produce Inc. 2010 Non-Employee Directors Equity Plan, and

(8)	Registration Statement (Form S-8 No. 333-175895) pertaining to the Fresh Del Monte Produce Inc. 2011 Omnibus Share Incentive Plan;

of our reports dated February 28, 2012, with respect to the consolidated financial statements and schedule of Fresh Del Monte Produce Inc. and the effectiveness of internal control over financial reporting of Fresh Del Monte Produce Inc. included in this Annual Report (Form 10-K) of Fresh Del Monte Produce Inc. for the year ended December 30, 2011.

/s/ Ernst & Young LLP
Certified Public Accountants

Miami, Florida
February 28, 2012